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                                                                    EXHIBIT 14.1

                                GBC BANCORP, INC.

                               CODE OF ETHICS FOR

                PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.       INTRODUCTION

         This Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") helps maintain the standards of business conduct for GBC Bancorp, Inc. (the "Company"), and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002, and the rules of the Securities and Exchange Commission (the "SEC") promulgated thereunder. The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company and its shareholders, customers and business partners. Further, these are essential so that the Company can conduct its business in accordance with its stated values.

         The Code is applicable to the following persons, referred to collectively as "Officers":

         -        The Company's principal executive officer; and

         -        The Company's principal financial and accounting officer.

         Ethical business conduct is critical to the Company's business. Accordingly, Officers are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all applicable laws, rules and regulations and all applicable policies and procedures adopted by the Company that govern the conduct of its employees.

         Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written), creates or implies an employment contract or term of employment.

         Officers should sign the acknowledgment form at the end of this Code and return the form to John T. Hopkins III indicating that they have received, read and understood, and agree to comply with the Code.

II.      HONEST AND ETHICAL CONDUCT

         The Company expects all Officers to act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct while working on the Company's premises, at offsite locations where the Company's business is being conducted, at Company sponsored business and social events, or at any other place where Officers are representing the Company.

         The Company considers honest conduct to be conduct that is free from fraud or deception. The Company considers ethical conduct to be conduct conforming to the accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. This is discussed in more detail in Section III below.

         In all cases, if you arc unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting John T. Hopkins III at jhopkins@gwinnettbanking.com.

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III.     CONFLICTS OF INTEREST

         An Officer's duty to the Company demands that he or she avoids and discloses actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

         A. Employment/Outside Employment. In consideration of employment with the Company, Officers are prohibited from accepting simultaneous employment with customers or competitors of the Company, or from taking part in any activity that enhances or supports a competitor's position. Additionally, Officers must disclose to the Company's audit committee any interest that they have that may conflict with the business of the Company.

         B. Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Officers must first obtain approval from the Company's audit committee before accepting a directorship.

         C. Business Interests. If an Officer is considering investing in any customer or competitor of the Company, he or she must first take care to ensure that these investments do not compromise their responsibilities to the Company. The Company's policy requires that Officers first obtain approval from the Company's audit committee before making such an investment. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment, the Officer's ability to influence the Company's decisions, his or her access to confidential information of the Company or of the other company, and the nature of the relationship between the Company and the other company.

         D. Related Parties. As a general rule, Officers should avoid conducting Company business with a relative, or with a business in which a relative is associated in any significant role. Relatives include spouse, siblings, children, parents, grandparents, grandchildren, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. The Company discourages the employment of relatives of Officers in positions or assignments within the same department. Further, the Company prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/ subordinate relationship).

         E. Payments or Gifts From Others. Under no circumstances may Officers accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, consultants, etc., that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commitment of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to John T. Hopkins III. Gifts given by the Company to customers and other third parties, or received from third parties, should be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety.

         F. Corporate Opportunities. Officers may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position, unless the opportunity is disclosed fully in writing to the Company's board of directors and the board declines to pursue such opportunity.

         G. Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, Officers must consult the Company's audit committee.

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IV.      DISCLOSURE TO THE SEC AND THE PUBLIC

         The Company's policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications. Accordingly, Officers must ensure that they and others in the Company comply with the Company's disclosure controls and procedures, and the Company's internal controls for financial reporting.

V.       COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

         Officers must comply with all applicable governmental laws, rules and regulations. Officers must acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers, and to know when to seek advice. Violations of applicable governmental laws, rules and regulations may subject Officers to individual criminal or civil liability, as well as to disciplinary action by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

VI.      VIOLATIONS OF THE CODE

         Part of an Officer's job, and of his or her ethical responsibility, is to help enforce this Code. Officers should be alert to possible violations and report this to John T. Hopkins III. Officers must cooperate in any internal or external investigations of possible violations. Reprisal, threat, retribution or retaliation against any person who has, in good faith, reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

         Actual violations of law, this Code, or other Company policies or procedures, should be promptly reported to John T. Hopkins III.

         The Company will take appropriate action against any Officer whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

VII.     WAIVERS AND AMENDMENTS OF THE CODE

         The Company is committed to continuously reviewing and updating the Company's policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's board of directors and promptly disclosed and in applicable regulatory filings pursuant to applicable laws and regulations, together with details about the nature of the amendment or waiver.

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     ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

         I have received and read the Company's Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I agree to comply with the Code.

         If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult John T. Hopkins III, and that my questions or reports to these sources will be maintained in confidence.

__________________________________________
Officer Name

__________________________________________
Signature

__________________________________________
Date

Please sign and return this form to John T. Hopkins III.